Exhibit 99.1

Amplify Energy Announces Retirement of Ken Mariani,

Appointment of Martyn Willsher as Interim CEO,

Appointment of Chris Hamm as Lead Director

HOUSTON, April 3, 2020 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today that Ken Mariani, Amplify’s President & CEO, has notified the Board of his planned retirement from the Company, effective April 3, 2020.  Amplify’s Board has appointed Martyn Willsher, Amplify’s current CFO, to serve as interim CEO following Mr. Mariani’s departure.  In addition, Chris Hamm will serve as Lead Director on behalf of the Board. All of the senior management of Amplify remains in place and will report to Mr. Willsher.

“We thank Ken for his dedicated service to Amplify these past few years and wish him all the best in his retirement,” said David Proman, Chairman of the Board. “We are fortunate to have Martyn serving as interim CEO and Chris serving as Lead Director through this challenging commodity price environment.  Martyn will collaborate closely with the Board during the coming months, and we are highly confident in his ability to successfully manage the organization.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas.  For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – Interim CEO & CFO

(832) 219-9047

martyn.willsher@amplifyenergy.com

Eric Chang – Treasurer

(832) 219-9024

eric.chang@amplifyenergy.com